EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Audit Committee
Macatawa Bank Corporation
Holland, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-116914) of Macatawa Bank Corporation of our report dated June 20, 2012, relating to the financial statements and supplemental schedule of Macatawa Bank 401(k) Plan which appear in this Form 11-K.

/s/ BDO USA, LLP

Grand Rapids, Michigan
June 20, 2012